Exhibit 99.1

Contact:
SeaBright Insurance Holdings, Inc. 2101 4th Avenue Suite 1600 Seattle, WA 98121	SeaBright Insurance Holdings, Inc. Joseph S. De Vita Chief Financial Officer 206-269-8500 investor@sbic.com

SeaBright Insurance Holdings Reports Second Quarter
and Six-Month 2007 Results

Q2 Net Income Increased 8.5% Year-Over-Year
Q2 Revenue Increased 29.4% Year-Over-Year

Seattle, WA – July 24, 2007 – SeaBright Insurance Holdings, Inc. (NASDAQ: SEAB) today announced results for the second quarter and six months ended June 30, 2007.

For the second quarter of 2007, net income increased to $10.2 million or $0.49 per diluted share compared to net income of $9.4 million or $0.45 per diluted share for the same period in 2006. Total revenue for the quarter increased 29.4% to $60.7 million versus $46.9 million in the year-earlier period. For the second quarter, net premiums earned increased 31.1% to $54.8 million compared to $41.8 million for the same period in 2006.

John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer, said, “We are pleased to report positive momentum. In the second quarter SeaBright delivered solid growth combined with strong operating results as compared to last year. It is particularly important to note that our growth has been achieved in a competitive market and an environment of decreasing rates. We continue to successfully write business that meets our underwriting standards in our selected niche segments. Profitability benefited from growth in investment income and deflationary trends in prior accident year losses. SeaBright is committed to supporting the success of its geographic expansion program and will make prudent investments in our people and necessary infrastructure. In most instances, these investments are made well in advance of revenues. As our newer markets gain traction and increase their underwriting success, we expect our expense ratio to return to lower, more historical levels.”

Loss and loss adjustment expenses for the second quarter 2007 were $29.0 million versus $22.1 million in the same period in 2006. The net loss ratio for the second quarter of 2007 was 52.4% compared to 51.5% in the same period of 2006. During the second quarter 2007, on a pre-tax basis, the Company recognized $7.8 million in favorable development of prior years’ loss reserve estimates to reflect a continuation of deflationary trends in the paid loss data during the second quarter of 2007. During the second quarter of 2006, on a pre-tax basis, the Company recognized $7.3 million in favorable development of prior years’ loss reserve estimates. The after-tax effect of the favorable loss reserve development on diluted earnings per share was $0.25 in 2007 and $0.24 in 2006.

Total underwriting expenses for the second quarter 2007 were $14.7 million compared to $9.8 million in the prior year period. The net underwriting expense ratio for the second quarter 2007 was 26.8% compared to 23.3% in the same period in 2006. The increase in the underwriting expense ratio over the same period in 2006 is a direct result of increased staffing costs and other production related expenses as SeaBright invests in its geographic expansion program.

The net combined ratio for the second quarter of 2007 was 79.2% compared to 74.8% for the same period in 2006.

Net investment income for the second quarter of 2007 was $4.9 million compared to $3.7 million for the same period in 2006 as the Company continues to record strong cash flow from operations of $19.8 million for the second quarter of 2007 compared to $11.7 million for the second quarter of 2006.

At June 30, 2007, SeaBright had 824 customers, an increase of 53.7% from June 2006. At June 30, 2007, the average premium size per customer was approximately $294,000 compared to approximately $348,000 at June 30, 2006, a reflection of SeaBright’s continued geographic diversification and lower premium rates driven by the savings from reforms.

For the six months ended June 30, 2007, net income was $20.3 million or $0.97 per diluted share compared to $15.4 million or $0.77 per diluted share in the same period in 2006. Total revenue for the period increased 21.6% to $115.5 million compared to $95.0 million for the same period in 2006. For the six months ended June 30, 2007, net premiums earned increased 20.5% to $103.4 million compared to $85.8 million for the comparable period in 2006.

For the six months ended June 30, 2007, loss and loss adjustment expenses were $54.9 million versus $50.5 million in the same period in 2006. The net loss ratio was 52.3% for the six months ended June 30, 2007 compared to 57.7% in the same period in 2006. For the six months ended June 30, 2007, the Company recognized $15.0 million in favorable development of prior years’ loss reserve estimates compared to $10.4 million for the same period in 2006.

Total underwriting expenses for the six months ended June 30, 2007 were $27.3 million compared to $19.5 million in the prior year period and the net underwriting expense ratio was 26.4% compared to 22.7% in the same period in 2006.

For the six months ended June 30, 2007, the net combined ratio was 78.7% compared to 80.4% for the same period in 2006.

About SeaBright Insurance Holdings, Inc.

SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services. SeaBright Insurance Company provides workers’ compensation coverage to employers in selected regions nationwide. To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, Inc., visit our website at www.sbic.com.

Conference Call

The Company will host a conference call on Tuesday, July 24, 2007 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, President and CEO, Richard J. Gergasko, Executive Vice President - Operations, and Joseph S. De Vita, Senior Vice President and CFO. The

conference call is available via webcast on the Company’s website and can be accessed by visiting http://investor.sbic.com. Once there, select “Webcasts and Presentations” on the left side of the page. The dial-in number for the conference call is (888) 202-2422. Please call at least five minutes before the scheduled start time.

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Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2006 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 16, 2007, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

Set forth in the tables below are summary results of operations for the three and six month periods ended June 30, 2007 and 2006 as well as selected balance sheet data as of June 30, 2007 and December 31, 2006. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s quarterly report on Form 10-Q. The Company currently expects to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before August 9, 2007.

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
	(in thousands)
ASSETS
Fixed income securities available for sale, at fair value	$421,695	$399,119
Equity securities available for sale, at fair value	5,889	813
Cash and cash equivalents	23,034	20,412
Accrued investment income	4,636	4,208
Premiums receivable, net of allowance	7,897	8,877
Deferred premiums	135,791	118,788
Federal income tax recoverable	1,292	1,263
Service income receivable	262	792
Reinsurance recoverables	12,736	13,675
Receivable under adverse development cover	2,781	2,781
Prepaid reinsurance	2,039	1,917
Property and equipment, net	1,972	1,241
Deferred income taxes, net	15,390	12,198
Deferred policy acquisition costs, net	18,201	15,433
Intangible assets, net	1,212	1,217
Goodwill	1,527	1,527
Other assets	10,327	10,014
Total assets	$666,681	$614,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid loss and loss adjustment expense	$218,679	$198,356
Unearned premiums	131,205	114,312
Reinsurance funds withheld and balances payable	306	309
Premiums payable	2,441	3,047
Accrued expenses and other liabilities	35,262	37,125
Surplus notes	12,000	12,000
Total liabilities	399,893	365,149

Commitments and contingencies

Stockholders’ equity:
Series A preferred stock, $0.01 par value; 750,000 shares authorized;
no shares issued and outstanding	–	–
Undesignated preferred stock, $0.01 par value; 10,000,000 shares
authorized; no shares issued and outstanding	–	–
Common stock, $0.01 par value; 75,000,000 shares authorized;
issued and outstanding - 20,798,344 shares at June 30, 2007
and 20,553,400 shares at December 31, 2006	208	205
Paid-in capital	192,170	190,593
Accumulated other comprehensive loss	(4,391)	(197)
Retained earnings	78,801	58,525
Total stockholders’ equity	266,788	249,126
Total liabilities and stockholders’ equity	$666,681	$614,275

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(dollars in thousands, except income per share amounts)
Revenue: (1)
Premiums earned	$54,757	$41,794	$103,388	$85,757
Claims service income	343	533	899	1,056
Other service income	25	19	49	47
Net investment income	4,854	3,741	9,612	6,866
Net realized loss	(8)	(88)	(60)	(315)
Other income	685	869	1,642	1,625
	60,656	46,868	115,530	95,036
Losses and expenses:
Loss and loss adjustment expenses	29,012	22,065	54,930	50,528
Underwriting, acquisition and insurance
expenses	14,692	9,761	27,323	19,497
Interest expense	284	272	565	528
Other expenses	1,652	1,269	3,203	2,395
	45,640	33,367	86,021	72,948
Income before taxes	15,016	13,501	29,509	22,088

Income tax expense (benefit):
Current	5,692	4,770	10,166	9,234
Deferred	(879)	(652)	(933)	(2,497)
	4,813	4,118	9,233	6,737
Net income	$10,203	$9,383	$20,276	$15,351

Basic earnings per share	$0.50	$0.46	$1.00	$0.78
Diluted earnings per share	$0.49	$0.45	$0.97	$0.77

Weighted average basic shares outstanding	20,338,526	20,318,726	20,329,662	19,647,440
Weighted average diluted shares outstanding	20,960,268	20,750,605	20,913,518	20,045,091

Net loss ratio (2)	52.4%	51.5%	52.3%	57.7%
Net underwriting expense ratio (3)	26.8%	23.3%	26.4%	22.7%
Net combined ratio (4)	79.2%	74.8%	78.7%	80.4%

(1)	Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands)
Gross premiums written	$67,559	$52,367	$127,485	$107,062
Net premiums written	63,645	48,154	119,905	98,964

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period less other service income by premiums earned for the period.

(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.